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                                                                     EXHIBIT 11B


                        GATX CORPORATION AND SUBSIDIARIES

       COMPUTATION OF DILUTED NET (LOSS) INCOME PER SHARE OF COMMON STOCK
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                          THREE MONTHS ENDED     NINE MONTHS ENDED
                                                             SEPTEMBER 30           SEPTEMBER 30
                                                         -------------------    -------------------
                                                           2001        2000       2001        2000
                                                         -------     -------    -------     -------
Average number of shares of common stock
  outstanding                                               48.6        47.5       48.5        47.9

Shares issuable upon assumed exercise of stock
  options, reduced by the number of
  shares which could have been
  purchased with the proceeds from
  exercise of such options (1)                               -           1.1         .7          .8

Common stock issuable upon assumed
  conversion of preferred stock (1)                          -            .1         .1          .1
                                                         -------     -------    -------     -------

Total                                                       48.6        48.7       49.3        48.8
                                                         =======     =======    =======     =======

Net (loss) income, as adjusted per basic computation     $  (7.3)    $  45.1    $ 185.0     $ 127.2

Add - dividends paid and accrued on preferred
      stock                                                  -           -          -           -
                                                         -------     -------    -------     -------

Net (loss) income, as adjusted                           $  (7.3)    $  45.1    $ 185.0     $ 127.2
                                                         =======     =======    =======     =======

Diluted net (loss) income per share:
  (Loss) income from continuing operations               $  (.15)    $   .78    $   .40     $  2.21
  Income from discontinued operations                        -           .15       3.35         .40
                                                         -------     -------    -------     -------
Total diluted net (loss) income per share                $  (.15)    $   .93    $  3.75     $  2.61
                                                         =======     =======    =======     =======


(1) Exercise of options and conversion of preferred stock were excluded from the third quarter 2001 calculation of diluted earnings because of antidilutive effects.